Exhibit 11.1
                             AMERICAN STORES COMPANY
                        Calculation of Earnings Per Share
                                   (unaudited)
                (In thousands of dollars, except per share data)
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                                           Thirteen Weeks Ended    Thirty-Nine Weeks Ended

                                          October 28, October 29, October 28, October 29,
                                              1995        1994        1995       1994
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Primary Earnings Per Share

Primary earnings applicable to
  shareholders                            $  67,445   $  97,934   $ 195,265   $ 214,931

Primary earnings per share                    $0.46       $0.69       $1.33       $1.51

Average shares outstanding                  147,002     142,810     147,142     142,725


Fully Diluted Earnings Per Share

Earnings applicable to shareholders       $  67,445   $  97,934   $ 195,265   $ 214,931
Plus interest on convertible debentures           0       1,903           0       5,709

Fully diluted earnings applicable to
  shareholders                            $  67,445   $  99,837   $ 195,265   $ 220,640

Fully diluted earnings per share              $0.46(1)    $0.66       $1.33(1)    $1.46

Fully diluted average shares outstanding    147,565     151,254     147,804     151,234



Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise            $  45,013   $  13,388   $  39,554   $ 14,652

Shares under options outstanding              2,073       1,166       1,989      1,279
Shares assumed acquired with proceeds
  under the treasury stock method            (1,510)       (500)     (1,326)      (548)
Incremental shares due to assumed
  exercise of stock options                     563         666         663        731

Fully diluted average shares outstanding:

Average shares outstanding                  147,002     142,810     147,142     142,725
Assumed exercise of stock options               563         666         663         731
Assumed conversion of debentures                  0       7,778           0       7,778

     Total                                  147,565     151,254     147,805     151,234

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(1) Dilution is less than 3%.